Filed Pursuant to Rule 433

Registration No. 333-146731

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase & Co. or J.P. Morgan Securities Inc. will arrange to send to you the prospectus if you request it by calling toll-free 1-866-430-0686.

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

News release: IMMEDIATE RELEASE

JPMORGAN CHASE ACQUIRES THE DEPOSITS, ASSETS AND CERTAIN LIABILITIES OF WASHINGTON MUTUAL’S BANKING OPERATIONS

Highly attractive, strategic transaction significantly strengthens consumer franchise.

Deal expected to be accretive to earnings immediately. Adds large, stable deposit base and recurring earnings stream to company.

Company intends to raise additional capital in conjunction with this transaction to maintain strong capital position.

•	Acquisition creates largest U.S. depository institution, with over $900 billion of customer deposits

•

Expansion into attractive California, Florida and Washington State markets creates nation’s second-largest branch network; also strengthens existing presence in New York, Texas, Illinois, Arizona, New Jersey, Colorado, Connecticut and Utah

•	Larger branch footprint will allow company to further extend and grow commercial banking, business banking, credit card, consumer lending and wealth management efforts

New York, Sept. 25, 2008 – JPMorgan Chase & Co. (NYSE: JPM) tonight announced it has acquired all deposits, assets and certain liabilities of Washington Mutual’s banking operations from the Federal Deposit Insurance Corporation (FDIC), effective immediately. Excluded from the transaction are the senior unsecured debt, subordinated debt, and preferred stock of Washington Mutual’s banks. JPMorgan Chase will not be acquiring any assets or liabilities of the banks’ parent holding company (WM) or the holding company’s non-bank subsidiaries. As part of this transaction, JPMorgan Chase will make a payment of approximately $1.9 billion to the FDIC.

The acquisition expands Chase’s consumer branch network into the attractive states of California, Florida and Washington State and creates the nation’s second-largest branch network – with locations reaching 42% of the U.S. population. The combined 5,400 branches in 23 states will also serve as an excellent base to extend the reach of the business banking, commercial banking, credit card, consumer lending and wealth management businesses. The acquisition also extends Chase’s retail branch network to additional states, including Georgia, Idaho, Nevada and Oregon.

The acquisition of Washington Mutual’s banking operations is expected to be immediately accretive to earnings and to add more than 50 cents per share in 2009. JPMorgan Chase expects to incur pretax merger costs of approximately $1.5 billion while achieving annual pretax cost savings of approximately $1.5 billion by 2010, net of significant investments in the business. The bank plans to complete most systems integrations and rebranding by year-end 2010, closing less than 10% of branches in the combined network in overlapping markets.

In conjunction with this acquisition, JPMorgan Chase will be marking down the acquired loan portfolio by approximately $31 billion, which primarily represents our estimate of remaining credit losses related to the impaired loans. JPMorgan Chase intends to raise additional capital in connection with this transaction to maintain the company’s strong capital position.

“This deal makes excellent strategic sense for our company and our shareholders. Our people have worked hard to build a strong franchise and balance sheet – making this compelling transaction possible,” said Jamie Dimon, Chairman and CEO. “As we have said in the past, increasing our regional banking presence not only strengthens our Retail business, but also benefits other business lines across our firm, including our commercial banking, business banking, credit card, and asset management groups.”

“JPMorgan Chase is strongly committed to both a strong banking system and our responsibility as a good corporate citizen. We are active in the states and local communities where we do business,” Dimon said. In July, the bank earned an outstanding rating from the Officer of the Comptroller of the Currency for the company’s work helping families buy homes, financing small businesses and making its communities better.

“We look forward to welcoming Washington Mutual’s employees to JPMorgan Chase and working with them as we build a great company together,” Dimon added.

“This acquisition makes us more convenient and valuable to our customers and meets our strategic goal of broadening our footprint to serve our current and future customers better,” said Charlie Scharf, head of Chase’s Retail business. He added, “Following a transition, Washington Mutual customers will be able to take advantage of Chase’s broader network and a wider product range – all backed by the strength and security of JPMorgan Chase.” Over time, Chase will provide more personal bankers, business bankers, loan officers and investment advisers to serve the needs of Washington Mutual customers and to expand their relationship with Chase.

Customers of both companies may continue banking as usual, and feel confident that their deposits are secure, now backed by the strength and security of JPMorgan Chase. Employees and vendors should continue to operate business as usual.

Chase expects to convert Washington Mutual’s consumer banking, home lending and credit card businesses to the Chase brand and technology platforms over the next two years. Chase and Washington Mutual customers should be able to access the combined network of 14,000 ATMs without fees in the coming months.

About JPMorgan Chase

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.0 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.

# # #

JPMorgan Chase will host a conference call at 9:15 p.m. (Eastern Time) tonight, September 25, 2008. You may access the conference call by dialing 1-877-238-4671 (U.S. and Canada) / 1-719-785-5594 (International) - access code: 814030 or via live audio webcast at the jpmorganchase.com website under Investor Relations/Investor Presentations. Materials and further communication will be available on this website at the time of the call.

A replay of the conference call will be available beginning at approximately 1:00 a.m. on September 26 through midnight, Thursday, October 9 by telephone at (888) 348-4629 (U.S. and Canada); access code: 942856 or (719) 884-8882 (International). The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, Annual Report on Form 10-K for the year ended December 31, 2007 and Current Reports on Form 8-K, filed with the Securities and Exchange Commission and available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

As of 6/30/08

($ billions)	JPMorgan Chase	Washington Mutual	Combined
Select Business Metrics
Footprint (states)	17	15	23 states
Total Assets	$1776	$310	$2,036
Total Managed Loans	$617	$231	$848
Branches[1]	3,203	2,207	5,410
Total Deposits	$722.9	$181.9	$904.8
Checking Accounts	11.3mm	12.7mm	24.0mm
ATMs	9,310	4,962	14,272
Managed Credit Card Loans	$154.7	$26.4	$181.1
Credit Cards Issued	157.6mm	12.7mm	170.3mm
Employees	195,594	43,198	238,792
Network Comparisons
U.S. Households	25.0%	30.3%	42.3%
Average Income	$71,595	$74,747	$72,332
Businesses	26.5%	33.0%	45.6%
US Population in Footprint	75.0mm	94.1mm	129.9mm
5yr US Population Growth Rate (‘07-’12)	3.3%	5.6%	4.9%
% of Population Growth in Footprint	18.0%	37.9%	46.2%

What Washington Mutual Customers Should Know and Do

•	Feel confident that their deposits are secure.

•	Continue banking as you have – assured that your bank is now backed by the strength and security of JPMorgan Chase.

•	Continue to use the same checks. All checks will be processed as usual.

•	Continue to use the same account numbers.

•	Continue to use the same ATM card and credit card.

•	Continue to use the same ATMs.

•	Continue to use the same branches.

•	Continue paying your mortgage and credit card as you have. Checks should be made payable the same as they have been in the past, and payment addresses remain unchanged.

•	Continue using the same contact phone numbers, online service and websites.

•	Know that you will learn well in advance of improvements, additional conveniences and other changes.

# # #

Contact:

J.P. Morgan Chase & Co.

Media:

Joseph Evangelisti, 212-270-7438

Joseph.evangelisti@jpmchase.com

or

Investors:

Julia Bates, 212-270-7325

Julia.b.bates@jpmorgan.com

S E P T E M B E R 2 5 , 2 0 0 8 I N V E S T O R P R E S E N T A T I O N Acquisition of assets, deposits and certain liabilities of Washington Mutual’s banks by JPMorgan Chase 7

Key terms of acquisition of Washington Mutual’s banks
from FDIC acting as receiver
Transaction JPMorgan Chase to acquire:
  Substantially all of the assets of Washington Mutual’s banks
  All of the deposits and certain liabilities of Washington Mutual’s banks
Transaction does not include:
  Assets and liabilities of Washington Mutual Inc. (Holding Company)
  Unsecured senior debt, subordinated debt and preferred of
    Washington Mutual’s banks
Consideration $1.9bn cash payable to FDIC
Expected capital
raise
$8.0 billion of common equity
Divestitures None
Approvals All key approvals received
Credit rating Expect ratings to be affirmed

Strategic Fit
Greatly enhances retail banking platform in attractive markets
Combined deposits of $911 billion and 5,410 branches at close
Expanding into attractive new markets (CA + FL)
Increases market share in existing largest fast-growing markets (NY, TX, IL, AZ, CO, UT)
Financially Compelling
Accretive immediately; should be substantially so in future
Asset write-downs reduce risk to volatility in future earnings
Allows significant margin for error
Opportunity to grow revenue and realize significant cost savings
Ability to bring expanded Chase products and services to WaMu branches
Drive efficiencies in branch network and back office
JPMorgan Chase maintains strong capital and liquidity positions
Retail deposits add to stable funding base
Ability to execute
Proven capabilities with success in Bank One/Chase and Bank of New York transactions
Little overlap with Bear Stearns integration
WaMu provides unique opportunity to expand retail banking franchise and generate attractive returns for JPMorgan Chase shareholders

Leader in retail banking and deposit gathering
Branches Deposits ($bn)
Source: SNL Financial
Note: Branch data as of September 18, 2008; deposit data as of June 30, 2008
Rank Institution Branches (#)
1 Bank of America 6,138
(2) Pro forma JPMorgan Chase 5,410
2 Wells Fargo 3,430
3 Wachovia 3,348
4 JPMorgan Chase 3,203
5 U.S. Bancorp 2,649
Rank Institution Deposits ($bn)
(1) Pro forma JPMorgan Chase $911
1 Citi 804
2 Bank of America 785
3 JPMorgan Chase 723
4 Wachovia 448
5 Wells Fargo 339

Creates broader branch network
Source: SNL Financial
Note: Data as of September 18, 2008
Branch map
Total JPMorgan Chase–WaMu combined branches — 5,410 at close
Chase branches — 3,203
WaMu branches — 2,207
Branch overlap
New markets

Source: SNL Financial
Note: Branch data as of September 18, 2008
Adds branch presence in new markets
State
Combined JPMorgan Chase Washington Mutual
New York 888 651 237
Texas 722 469 253
California 691 3 688
Illinois 463 348 115
Arizona 308 244 64
Michigan 298 298 -
Ohio 285 285 -
Florida 274 13 261
New Jersey 253 167 86
Washington 188 1 187
Indiana 185 185 -
Louisiana 162 162 -
Colorado 129 89 40
Oregon 105 - 105
Wisconsin 77 77 -
Other 382 211 171
Total 5,410 3,203 2,207
# of branches

$7.5
$15.7
$75.7
$9.1
$3.3
$12.7
$13.8
$15.2
$21.5
$72.5
$28.7
$0.6
$11.9
$13.0
$0.0
$1.4
$1.1
$0.0
New  York California Texas Illinois Arizona Michigan Washington Ohio Florida New Jersey
JPMorgan Chase Washington Mutual
Adjusted deposits in 10 key states ($bn)
Source: SNL Financial
Note: Deposit data as of June 30, 2007; excludes deposits greater than $500mm in a single branch; demographic data deposit-weighted by county
1
2007-2012
Combined retail franchise has leading market share in key states
1 3 1 1 1 2 2 4 5 6
21.7% 12.2% 13.0% 9.0% 23.6% 10.8% 14.6% 7.6% 3.9% 8.2%
0.6 4.0 3.6 0.7 1.5 0.4 0.7 0.3 3.4 0.5
2.6% 4.8% 9.8% 3.1% 16.9% 2.1% 6.6% 2.6% 9.7% 2.9%
Pop. growth (mm)
1
Market share
Rank
$88.2
$75.7
$37.7
$22.9
$16.3
$13.8 $13.0
$12.7
$12.4
$10.8
HH growth
1

Source: SNL Financial; FDIC data as of June 30, 2007, with $500mm branch exclusion
Deposit Growth and CAGR: Claritas 2007, based on CBSA Deposits
Top 3 ranking in the country’s largest MSAs
Select MSAs by Deposits ($ millions)
MSA
Deposits in
market
Combined
Market Share Combined Rank
Deposit growth
‘07-‘12
CAGR
‘07-‘12 (%)
New York, NY $438,371 20.3% 1 $36,209 2.1%
Los Angeles, CA $253,285 13.1% 2 $28,970 2.9%
Chicago, IL $190,703 11.8% 1 $19,377 2.6%
Miami, FL $118,026 7.7% 3 $14,046 3.2%
San Francisco, CA $101,911 11.2% 3 $11,803 2.4%
Dallas-Fort Worth, TX $75,991 17.1% 1 $15,215 4.1%
Houston, TX $71,559 19.9% 1 $13,889 3.9%
Detroit, MI $61,034 14.6% 3 $5,685 2.1%
Seattle, WA $49,836 17.3% 2 $7,442 3.2%
San Diego, CA $45,071 16.2% 2 $7,076 3.5%
Phoenix, AZ $42,982 23.2% 1 $11,845 4.9%
San Jose, CA $42,903 11.5% 3 $4,263 2.1%

Footprint covers 46% of expected population growth – up from 18%
Source: SNL Financial branch data, Claritas demographic data and projections
Note: Branch data as of September 18, 2008, Demographic data and projections as of 2007
Combined Chase WaMu
   Network Comparisons
U.S. Households 42.3% 25.0% 30.3%
   Hispanic Households 67.9% 33.9% 58.3%
   Average Income $72,332 $71,595 $74,747
   Businesses 45.6% 26.5% 33.0%
   Total # of Branches 5,410 3,203 2,207
   Population Growth (2007-12)
U.S. Population (millions) 129.9 75.0 94.1
5 Year Growth  4.9% 3.3% 5.6%
% of Population Growth 46.2% 18.0% 37.9%
5 Year Hispanic Growth 19.3% 18.3% 18.8%
   % of Hispanic Growth 63.4% 29.9% 52.8%

1
Source: IMF
Note: Data as of June 30, 2008; branch data as of September 18, 2008
Transaction further strengthens the entire franchise

Rank Size and metrics
Retail Banking #2 14,300 ATMs
24.5mm checking accounts
Credit cards #1 $181bn outstanding
Mortgage #3 $1,433bn total mortgage loans serviced
1
Commercial Banking $113bn loans
$106bn liabilities

Integration plan: invest to improve franchise, realize
efficiencies and reduce risk
Integrate branch system
Close less than 10% of combined branches
Optimize staffing in the branches for right balance of sales specialists, bankers and support staff
Convert Washington Mutual branches to Chase’s platform; process virtually identical with prior Bank of New York and Bank One conversions
Bring best sales and business practices to each
Leverage Washington Mutual branch footprint for growth
Introduce enhanced product offerings to promote greater cross-sell
Build out Business Banking (for small business clients)
Build out Middle Market
Benefits Private Bank and Private Client Services
Consumer lending
Run-off existing home lending and sub-prime credit card portfolios
Exit all non-bank branch retail lending
Future originations to Chase standards
Integrate mortgage servicing
Integration plan generates top and bottom line growth

Revenue growth: credit card and investment sales
Branch network provides opportunity to cross-sell more products, particularly credit card and investment sales:
Credit card
— In 2007, Chase produced 2x the per branch credit card production of WaMu
— Achieving this productivity from WaMu branches would generate an additional 500,000 credit cards sold annually through the branches
Investment sales
— Chase’s % of retail bank households that have an investment product is 2x greater than
WaMu
— Chase’s Financial Advisors produce on average 60% more investment sales per year
— Achieving Chase investment sales productivity and increasing number of Financial Advisors could lead to an additional $8-10B in sales annually through the branches
WaMu Chase
Credit card sales per branch per month - 2007
2x higher
WaMu Chase
Investment sales per branch per month - 2007
3x higher

2005 BNY 1H08
2005 BNY 1H08
Note: 1H07 and 1H08 are averages of 1Q and 2Q
¹
Based on average of comparable deposit size Chase branches in NY, NJ and CT
Chase has a solid track record in enhancing branch productivity
1.0x
1.0x
1.4x higher
20.0x higher
Bank of New York branches - credit cards¹ Bank of New York branches - investment sales¹
Chase successfully increased branch productivity for credit card and investment sales after the Bank of New York branch acquisition

Anticipated cost savings and merger costs
Cost savings
Projected cost savings of approximately $1.5 billion, or approximately 15%-20% of Washington
Mutual’s non-interest expense base, net of significant investments in the business
Majority of synergies achievable by end of 2010
Majority of branch combinations to be completed by end of 2010
Merger costs
Estimated initial transaction-related costs of approximately $1.5 billion pre-tax
Severance
Technology and systems
Real estate and facilities
Additional merger costs of $500mm +/- expected to be recognized by 2011, with the majority in
2009 and 2010

Branches in new markets create opportunity for Business and
Commercial Banking
Business Banking
Significant opportunity to expand Business Banking as WaMu had limited market penetration
Chase has 5x WaMu’s average Business Banking checking balances
Chase has 40% more fee income per customer
Plans include expanded product offering and build out of business bankers/relationship managers
Commercial Banking
Retail branch presence provides the basis for a strong middle market franchise
Washington Mutual’s retail presence in select attractive markets combined with Chase’s proven leadership provides significant opportunity to enhance Chase’s Middle Market business
Over 5,000 Middle Market companies for Chase to pursue as customers in Los Angeles, San
Diego, San Francisco, Seattle, and Portland
Incremental capabilities from Washington Mutual’s multi-family lending business, a niche product offering with a good risk profile
Ability to offer Treasury Services products to new customer base

Remaining life loss estimates and marks
Allowance for loan losses ($ millions)
Washington Mutual Home Loan portfolio ($ millions)
WaMu’s credit impaired loans will be recorded at fair value at the acquisition date.  Initial adjustments to fair value will be recognized through purchase accounting.  Subsequent adjustments to be recognized through income statement.  The allowance for loan losses associated with these loans will not be carried over to the combined company.
For non-credit impaired loans, the allowance for loan losses is transferred over to the combined company and subject to conforming reserve adjustments.  These adjustments will be recognized in the consolidated income statement
¹ Transition adjustment represents: release of allowance on credit impaired loans (PAA) and conforming ALL adjustments (income statement)
WaMu Allowance for Loan Losses as of 6/30/08 $8,456
Transition Adjustment¹ (4,877)
WaMu pro forma Allowance for Loan Losses $3,579
Total Fair
Remaining life loss estimates
as of 12/31/2007
Projected remaining
life losses as of
09/30/2008
Estimated
balances as of
Value Marks $ (%) $ 9/30/2008
Option ARMs ($8,189) $11,803 20% $10,346 $50,300
Mortgage (3,376) 2,692 5 2,183 51,100
HE Loans & Lines (12,565)                 14,252 23 11,739 59,500
Subprime (5,761)                   7,502 40 6,438 15,100
Total home loan portfolio ($29,891) $36,249 19% $30,706 $176,000
Other portfolios ($980)
Total marks ($30,871)

Home lending loss sensitivities
($ billions)
1
Home price appreciation

Current estimates Deeper recession Severe recession
Current to trough HPA
California (10%) (14%) (24%)
Florida (16) (21) (36)
US (8) (11) (20)
Peak to trough HPA
California (44%) (48%) (58%)
Florida (44) (49) (64)
US (25) (28) (37)
Unemployment 7.0% 7.5% 8.0%
Remaining life losses from
December 31, 2007
$36 $42 $54
1
1

Capital impact from transaction before capital raise
Tier 1 capital impact ($ billions)
1
At Washington Mutual carrying values
2
Excludes REIT preferred, subordinated debt and senior debt from Washington Mutual’s banks, and the elimination of the deferred tax assets of Washington Mutual’s banks
3
Other includes restructuring charge, writeoff of PP&E, and other Tier 1 adjustments

Tangible assets assumed $296
Liabilities assumed 265
Net assets $31
Loan marks (31)
Reversal of loan loss reserve 8
Other PAA
3
(6)
Adjusted net asset value $2
Consideration (2)
Pro forma capital impact $0
Conforming loan loss reserve (1)
Pro forma capital impact after conforming loan loss reserve ($1)
2
1
1

Capital ratio analysis – includes expected $8bn capital raise
Source: Company filings, FactSet, I/B/E/S, Equity research, JPMorgan Chase and Washington Mutual estimates
Note: JPMorgan pro forma for $1.8bn issuance of DRD Preferred in August 2008 and $8.0bn common raise
6/30/08 Estimated 9/30/2008
JPMorgan Chase JPMorgan Chase pro forma
Pro forma assets (reg)
Total assets $1,776 $2,050
Tangible assets 1,727 2,000
RWA 1,080 1,300
Average assets for leverage ratio 1,536 1,550
Pro forma capital (reg)
Tangible common equity $79 $85
Tier 1 capital 99 107
Total capital 145 156
Pro forma capital ratios +/-
TCE/TA 4.6% 4.3%
Leverage 6.4 6.9
Tier 1 capital 9.2 8.3
Total capital 13.4 12.0
TCE/MRWA 6.8 6.4
Capital over time

Note: Washington Mutual contribution based on JPMorgan Chase management estimates
2009 2010 2011
JPMorgan Chase GAAP earnings - consensus $11.7 $15.8 $16.7
JPMorgan Chase GAAP EPS - consensus $3.29 $4.41 $4.67
Pro forma contribution from Washington Mutual $2.4 $3.0 $3.4
Pro forma GAAP net income $14.2 $18.8 $20.1
Pro forma GAAP EPS $3.79 $5.01 $5.37
EPS accretion/(dilution) ($) $0.50 $0.60 $0.70
EPS accretion/(dilution) (%) 15% 14% 15%
Earnings accretion/(dilution) ($bn) $1.9 $2.2 $2.6
$ billions
Illustrative income statement impact
Substantially improved earnings creates margin of error for additional credit losses

Illustrative capital generation from Washington Mutual franchise
2009 2010 2011
Operating income (after-tax) $2.4 $3.0 $3.4
Capital from balance sheet reduction 2.0 1.1 0.5
Washington Mutual total excess capital
$4.4 $4.1 $3.9
Washington Mutual total cumulative excess capital
$4.4 $8.5 $12.4
Washington Mutual assets $231.2 $211.5 $200.2
$ billions
Note: Washington Mutual contribution based on JPMorgan Chase management estimates

JPMorgan Chase 3Q08 earnings outlook
Note that the below 3Q08 outlook is necessarily preliminary pending completion of the Firm’s third fiscal quarter.  Accordingly the information remains subject to trading results for several remaining days, changes in JPM credit spreads, allowance additions based on final credit loss data, quarter-end accounting adjustments, and other factors. In addition, the overall economy and the capital markets remain highly uncertain. For more information, see “Forward-looking disclosures” on page 22
Investment Bank
QTD trading results positive despite highly volatile conditions
— Includes markdowns of $3.0bn to $3.5bn +/- on mortgage and leveraged loans
— Significant reduction in key risk exposure
— Benefit of credit spread widening $1bn +/-
— Lehman/AIG exposure – risk remaining but minimal cost expected in third quarter
Expect APB 23 benefit firmwide of $700mm+ (mostly in Investment Bank)
Addition to allowance for credit losses of $400mm +/-
Inclusive of all the above, expect Investment Bank to be profitable in the quarter
Retail Financial Services net charge-offs continue to trend higher as previously disclosed; likely addition to allowance for loan losses for the subprime and prime mortgage portfolios of $600mm+ (some of which relates to prime mortgage in Corporate)
Card Services net charge-offs performing as previously disclosed in range of 5% +
Other businesses (CB, TSS, AM) on track versus prior outlook
Corporate results include:
$1.2bn pretax write-down related to preferred equity interests in FRE and FNM
Estimated auction-rate securities buyback charge of approximately $400mm +/- (pretax)
Increased credit costs related to prime mortgage portfolio
Washington Mutual transaction will have some income statement accounting impact in 3Q08
Expect no extraordinary gain
Approximately $2bn addition to allowance for loan losses (conforming accounting booked above the line)

Forward-Looking Disclosure: This presentation contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. In particular, the earnings information presented on page 21 is necessarily preliminary pending completion of the Firm's third fiscal quarter on September 30, 2008. Such information also does not reflect the impact on the Firm’s earnings or credit information as a result of the acquisition of the assets and liabilities of Washington Mutual’s banks. All forward-looking statements included in this presentation are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.  Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements include: changes in revenue due to volatility in the financial and trading markets; additional reserves to the allowance for credit losses based on final credit loss data; increased expenses due to final accrual information; normal quarter-end accounting adjustments;
negative economic conditions that adversely affect housing prices, the job market, consumer confidence and spending habits and the economy in general; changes in interest rates; estimates used in determining the fair value of certain of our assets may be imprecise resulting in significant changes in valuation; changes in the regulation of financial services companies, government-sponsored enterprises, mortgage originators and servicers, hedge funds and credit card lenders; changes in the regulation of the products and services that
JPMorgan Chase offers; and changes in the reputation of, or expectations regarding, the financial services industry in general or JPMorgan Chase in particular or with respect to practices of, and products offered by, financial institutions in general or JPMorgan Chase in particular.  Additional factors that may cause actual results to differ materially than those set forth in the forward-looking statements can be found in JPMorgan
Chase’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, Annual
Report on Form 10-K for the year ended December 31, 2007 and Current Reports on Form 8-K for events occurring on or after the date hereof, filed with the Securities and Exchange Commission and available on
JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s
website (www.sec.gov) to which reference is hereby made. JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

RISK FACTORS

Your investment in our common stock involves risks. You should carefully consider the following discussion of risks and the other information contained in a prospectus supplement and an accompanying prospectus pursuant to which we offer common stock and the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2007, and all subsequent filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before deciding whether an investment in our common stock is suitable for you.

Risks relating to our industry and financial markets

The U.S. government’s proposed plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be adopted.

In response to the financial crises affecting the banking system and financial markets and the going concern threats to the ability of investment banks and other financial institutions, the U.S. Treasury Secretary Henry Paulson proposed the Troubled Asset Relief Program (“TARP”) on September 20, 2008. Pursuant to the TARP, the U.S. Treasury would have the authority to purchase up to $700 billion of mortgage-backed and other securities from financial institutions for the purpose of stabilizing the financial markets. The U.S. Congress is currently debating the proposed legislation. There can be no assurance as to when or if the proposed legislation will be adopted, and if adopted, what impact it will have on the financial markets, including the extreme levels of volatility currently being experienced. The failure of the U.S. government to adopt TARP or a similar program could have a material adverse effect on the financial markets, which in turn could materially and adversely affect our business, financial condition and results of operations.

Current market developments may adversely affect our industry, business and results of operations.

Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely affect our business, financial condition and results of operations.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

Risks relating to our common stock

Our share price will fluctuate.

The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects, our acquisition of substantially all of the assets and assumption of certain of the liabilities of Washington Mutual’s banks or regarding this offering. Such risks may be affected by:

•	operating results that vary from the expectations of management, securities analysts and investors;

•	developments in our business or in the financial sector generally;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets, in general, and our common stock, in particular, have over the year, and continue to be experiencing significant price and volume volatility and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as may be required by the underwriter for the offering of our common stock, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or preferred stock or similar securities in the market after this offering, or the perception that such sales could occur. The issuance of additional common stock will dilute the ownership interest of our existing common stockholders.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so. Any reduction of, or the elimination of, our common stock dividend in the future could adversely affect the market price of our common stock.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries and depend on dividends, distributions, and other payments from our banking and non-banking subsidiaries to fund dividend payments on our common stock and to fund all payments on our other obligations. Regulations relating to capital requirements affect the ability of JPMorgan Chase Bank, National Association and Chase Bank USA, National Association to pay dividends and other distributions to us and to make loans to us. Additionally, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common stockholders. Furthermore, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all indebtedness and other non-equity claims on JPMorgan Chase with respect to assets available to satisfy claims on JPMorgan Chase. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

Risk relating to the acquisition of substantially all of the assets and assumption of certain of the liabilities of Washington Mutual’s banks

We may fail to realize any benefits and may incur unanticipated losses related to the assets of Washington Mutual’s banks that we are acquiring and the liabilities of Washington Mutual’s banks that we are assuming.

We acquired all deposits, substantially all of the assets and certain liabilities of Washington Mutual’s banks from the Federal Deposit Insurance Corporation. In conjunction with this acquisition, we will be marking down a portion of the acquired loan portfolio by approximately $31 billion, which primarily represents our estimate of remaining credit losses related to such credit-impaired loans. There is no assurance the non-credit impaired loans we are acquiring will not become credit-impaired, or that the initial credit-impaired loans will not suffer further deterioration in value. Accordingly, given recent market volatility and uncertainty, we may need to take additional markdowns on the acquired loan portfolio or on the other assets we acquired, which could negatively affect our business, financial condition and results of operations.

The success of the acquisition will depend, in part, on our ability to successfully combine the acquired business with our business. As with any acquisition involving a financial institution, there may be business disruptions that result in the loss of customers or cause customers to remove their accounts and move their business to competing financial institutions. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. The loss of key employees of Washington Mutual’s banks could adversely affect our ability to successfully conduct our business in the markets in which Washington Mutual’s banks operated, which could have an adverse effect on our financial results. Integration efforts will also divert our management’s attention and resources. If we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the earnings information is necessarily preliminary pending completion of the Firm’s third fiscal quarter on September 30, 2008. Such information also does not reflect the impact on the Firm’s earnings or credit information as a result of the acquisition of the assets and liabilities of Washington Mutual Bank. All forward-looking statements included in the accompanying presentation are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements include: results for our third fiscal quarter ending on September 30, 2008 may be adversely affected by adverse trading results, allowance additions based on final credit loss data, the Firm’s credit spreads, additional unanticipated expense accruals and quarter-end accounting adjustment, among other factors; the lack of confidence in the financial markets and the lack of available credit generally may materially and adversely affect the Firm’s financial condition and results of operations; negative economic conditions that adversely affect housing prices, the job market, consumer confidence and spending habits and the economy in general may continue to result in a deterioration in credit quality of the Firm’s loan portfolios and could continue to have a negative impact on the Firm’s business and earnings; changes in interest rates may adversely affect the Firm’s business, including net interest income and earnings; estimates used in determining the fair value of certain of the Firm’s assets may be imprecise resulting in significant changes in valuation; changes in the regulation of financial services companies, government-sponsored enterprises, mortgage originators and servicers, hedge funds and credit card lenders could adversely affect the Firm’s business; changes in the regulation of the products and services that the Firm offers may adversely impact the manner and price at which it offers such products and services; changes in the reputation of, or expectations regarding, the financial services industry in general or the Firm in particular with respect to practices, products or financial condition may cause clients and customers to cease doing business with the Firm; and continued deterioration in general business, economic and market conditions may adversely affect our business and earnings. Additional factors that may cause actual results to differ materially than those set forth in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, Annual Report on Form 10-K for the year ended December 31, 2007 and Current Reports on Form 8-K for events occurring on or after the date hereof, filed with the Securities and Exchange Commission and available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov) to which reference is hereby made. JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

MATERIAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (who holds the common stock as a capital asset). You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Common stock held by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, you are generally exempt from backup withholding (currently at a 28% rate) and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding tax.